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                                                                   Exhibit 23.1

                         Independent Auditor's Consent

The Board of Directors
Sizeler Property Investors, Inc.

   We consent to the use of our reports dated January 21, 2002, except for Note I, as to which the date is March 7, 2002, with respect to the consolidated balance sheets of Sizeler Property Investors, Inc. and subsidiaries as of December 21, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG LLP

New Orleans, Louisiana
February 21, 2003